ISSUER FREE WRITING PROSPECTUS NO. 929BI

Filed Pursuant to Rule 433

Registration Statement No. 333-162195

Dated July 20, 2010

$• Deutsche Bank AG Autocallable Optimization Securities with
Contingent Protection

Linked to the common stock of Anadarko Petroleum Corporation due on or about July 28, 2011

Investment Description

Autocallable Optimization Securities with Contingent Protection (the “Securities”) are senior unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the common stock of Anadarko Petroleum Corporation (the “Underlying Stock”). The Securities are designed for investors who want to express a neutral or bullish view on the Underlying Stock. If the Closing Price of the Underlying Stock is greater than or equal to the Initial Stock Price on any Observation Date (including the Final Valuation Date) the Securities will be automatically called for an annualized return of between 39.00% and 44.00% (or a monthly return of between 3.25% and 3.67%) (to be set on the Trade Date). If the Securities are not automatically called and the Final Stock Price is not less than the Trigger Level, at maturity you will be entitled to receive an amount equal to your initial investment. If the Securities are not automatically called and the Final Stock Price is less than the Trigger Price, you will receive your initial investment reduced by 1% for every 1% decline in the Final Stock Price as compared to the Initial Stock Price. Under these circumstances you will lose a significant portion, and could lose all, of your initial investment. You will not receive interest payments during the term of the Securities. Investing in the Securities is subject to significant risks, including the risk of losing your entire initial investment. The contingent protection feature applies only if you hold the Securities to maturity. Any payment on the Securities, including any contingent protection, is subject to the creditworthiness of the Issuer.

Features

❑

Tactical Investment Opportunity — If you believe the price of the Underlying Stock will remain the same or increase in value over the term of the Securities but are unsure about the exact timing or magnitude of the appreciation, the Securities provide an opportunity to generate returns based on this market view. If the Closing Price of the Underlying Stock is greater than or equal to the Initial Stock Price on any Observation Date (including the Final Valuation Date) the securities will be automatically called for an annualized return of between 39.00% and 44.00% (to be set on the Trade Date). If the Securities are not called, investors will have downside market exposure to the Underlying Stock at maturity, subject to the contingent protection feature.

❑

Contingent Protection Feature — If you hold the Securities to maturity and the Final Stock Price is not less than the Trigger Price, you will receive 100% of your initial investment at maturity, subject to the creditworthiness of the Issuer. If the Final Stock Price is less than the Trigger Price, your Securities will be fully exposed to any decline in the Final Stock Price as compared to the Initial Stock Price. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment.

Key Dates1

Trade Date	July 21, 2010
Settlement Date[2]	July 26, 2010
Final Valuation Date[2]	July 22, 2011
Maturity Date[3]	July 28, 2011

[1]

Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.

[2]	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
[3]	In the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed.

Security Offering

We are offering Autocallable Optimization Securities with Contingent Protection linked to the performance of the common stock of Anadarko Petroleum Corporation. The Securities are our senior unsecured obligations and are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Offering	Underlying Stock	Call Return†	Initial Stock Price††	Trigger Price	CUSIP/ISIN
Autocallable Optimization Securities with Contingent Protection	Common Stock of Anadarko Petroleum Corporation (Ticker: APC)	39.00% to 44.00% per annum		60% of the Initial Stock Price	25154N 33 2 / US25154N3329
†	Annualized. The actual Call Return Rate will be set on the Trade Date.
††	The Initial Stock Price will be set on the Trade Date.

See “Additional Terms Specific to the Securities” in this free writing prospectus. The Securities will have the terms specified in product supplement BI dated July 20, 2010, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 29, 2009 and this free writing prospectus. See “Key Risks” on page 5 of this free writing prospectus and “Risk Factors” beginning on page 5 in the accompanying product supplement.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of the Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus, the accompanying prospectus, the prospectus supplement and product supplement BF. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$10.00	$0.125	$9.875
Total	$	$	$

(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities

You should read this free writing prospectus, together with product supplement BI dated July 20, 2010, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement BI dated July 20, 2010:

http://www.sec.gov/Archives/edgar/data/1159508/000119312510161744/d424b21.pdf

♦	Prospectus supplement dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

♦	Prospectus dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Securities” refers to the Autocallable Optimization Securities with Contingent Protection that are offered hereby, unless the context otherwise requires. This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 5 of this free writing prospectus and “Risk Factors” on page 5 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:

♦	You believe the Closing Price of the Underlying Stock will be greater than or equal to the Initial Stock Price on any Observation Date, including the Final Valuation Date.

♦	You are willing to expose your investment to the full downside performance of the Underlying Stock, if the Final Stock Price is less than the Trigger Price.

♦

You are willing and able to hold Securities that will be called on the earliest Observation Date on which the Closing Price of the Underlying Stock is greater than or equal to Initial Stock Price, and you are otherwise willing and able to hold the Securities to maturity.

♦

You are willing to make an investment the return of which is limited to the applicable Call Return, an annualized return of between 39.00% and 44.00%. The actual Call Return will be set on the Trade Date.

♦	You do not seek current income from this investment and are not seeking an investment for which there will be an active secondary market.

♦	You are comfortable with the creditworthiness of Deutsche Bank AG, as Issuer of the Securities.

The Securities may not be suitable for you if, among other considerations:

♦	You do not believe that the Closing Price of the Underlying Stock will be greater than or equal to the Initial Stock Price on any Observation Date.

♦	You believe the Final Stock Price will be less than the Trigger Price.

♦	You seek an investment that offers 100% protection of your initial investment.

♦	You are not willing to make an investment in which you could lose up to 100% of your initial investment.

♦	You seek an investment the return of which is not limited to the Call Return, an annualized return of between 39.00% and 44.00%. The actual Call Return will be set on the Trade Date.

♦

You are unwilling or unable to hold Securities that will be called on any Observation Date on which the Closing Price of the Underlying Stock is greater than or equal to the Initial Stock Price, or you are otherwise unable or unwilling to hold the Securities to maturity.

♦	You prefer to receive dividends paid on the Underlying Stock.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦	You seek current income from this investment.

♦	You seek an investment for which there will be an active secondary market.

♦	You are unwilling or unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities.

Indicative Terms

Issuer	Deutsche Bank AG, London Branch

Issue Price	$10.00 per Security (subject to a minimum purchase of 100 Securities, or $1,000)

Term	1 year, subject to an automatic call

Underlying Stock	Common Stock of Anadarko Petroleum Corporation (Ticker: APC)

Call Feature	The Securities will be automatically called if the Closing Price of the Underlying Stock on any Observation Date is greater than or equal to the Initial Stock Price.

Observation Dates

Monthly, on August 23, 2010, September 21, 2010, October 21, 2010, November 22, 2010, December 21, 2010, January 21, 2011, February 22, 2011, March 21, 2011, April 21, 2011, May 23, 2011, June 21, 2011 and July 22, 2011 (the “Final Valuation Date”). The Observation Dates are subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Call Settlement Dates	Four business days following the relevant Observation Date

Call Return

If the Securities are called, investors will receive on the applicable Call Settlement Date a cash payment per $10.00 Security face amount equal to the Call Price for the relevant Observation Date. The Call Price will be based upon the annualized Call Return of between 39.00% and 44.00%. The actual Call Return and corresponding Call Price will be set on the Trade Date.

Observation Dates	Call Return	Call Price (per $10.00 Security)
August 23, 2010	3.25% to 3.67%	$10.33 to $10.37
September 21, 2010	6.50% to 7.34%	$10.65 to $10.73
October 21, 2010	9.75% to 11.01%	$10.98 to $11.10
November 22, 2010	13.00% to 14.68%	$11.30 to $11.47
December 21, 2010	16.25% to 18.35%	$11.63 to $11.84
January 21, 2011	19.50% to 22.02%	$11.95 to $12.20
February 22, 2011	22.75% to 25.69%	$12.28 to $12.57
March 21, 2011	26.00% to 29.36%	$12.60 to $12.94
April 21, 2011	29.25% to 33.03%	$12.93 to $13.30
May 23, 2011	32.50% to 36.70%	$13.25 to $13.67
June 21, 2011	35.75% to 40.37%	$13.58 to $14.04
July 22, 2011 (Final Valuation Date)	39.00% to 44.00%	$13.90 to $14.40

Payment at Maturity (per $10.00 Security)

If the Securities are not automatically called and the Final Stock Price is greater than or equal to the Trigger Price, you will be entitled to receive a cash Payment at Maturity equal to $10.00 per $10.00 Security face amount.

If the Securities are not automatically called and the Final Stock Price is less than the Trigger Price, you will be entitled to receive a cash Payment at Maturity equal to:

$10.00 + ($10.00 x Underlying Stock Return);

Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment.

Underlying Stock Return	Final Stock Price – Initial Stock Price Initial Stock Price

Trigger Price	60.00% of the Initial Stock Price

Closing Price

On any scheduled trading day, the last reported sale price of the Underlying Stock on the relevant exchange multiplied by the then-current Stock Adjustment Factor, as determined by the calculation agent.

Initial Stock Price

A price of the Underlying Stock to be determined on the Trade Date in the sole discretion of the calculation agent. The Initial Stock Price may or may not be the Closing Price of the Underlying Stock on the Trade Date. See “Key Risks — Potential Conflicts of Interest” in this free writing prospectus.

Final Stock Price	The Closing Price of one share of the Underlying Stock on the Final Valuation Date.

Stock Adjustment Factor

Initially 1.0 for the Underlying Stock, subject to adjustment for certain actions affecting the Underlying Stock. See “Description of Securities — Anti-dilution Adjustments” in the accompanying product supplement.

Determining Payment Upon a Call or at Maturity

Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment.

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity

The following table and hypothetical examples below illustrate the Payment at Maturity or Call Price due upon an automatic call for a hypothetical range of performance for the Underlying Stock. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying Stock relative to its Initial Stock Price. We cannot predict the Final Stock Price or the Closing Price of the Underlying Stock on any of the Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of the Underlying Stock. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below have been rounded for ease of analysis.

The following examples and table illustrate the Payment at Maturity or Call Price due upon an automatic call per Security on a hypothetical offering of Securities based on the following assumptions*:

Term:	1 year, subject to an automatic call
Hypothetical Initial Stock Price:	$47.00
Hypothetical Trigger Price:	$28.20 (60% of the Initial Stock Price)
Hypothetical Call Return and Call Prices:

Observation Dates	Call Return*	Call Price*
August 23, 2010	3.46%	$10.35
September 21, 2010	6.92%	$10.69
October 21, 2010	10.38%	$11.04
November 22, 2010	13.83%	$11.38
December 21, 2010	17.29%	$11.73
January 21, 2011	20.75%	$12.08
February 22, 2011	24.21%	$12.42
March 21, 2011	27.67%	$12.77
April 21, 2011	31.13%	$13.11
May 23, 2011	34.58%	$13.46
June 21, 2011	38.04%	$13.80
July 21, 2011 (Final Valuation Date)	41.50%	$14.15

*	Based on a hypothetical annualized Call Return of 41.50% (the midpoint of the range of 39.00% to 44.00%). The actual Call Return and Call Price will be set on the Trade Date.

Example 1 — The Closing Price of the Underlying Stock on the first Observation Date is $50.00, which is greater than the Initial Stock Price of $47.00 — the Securities are called.

Because the Closing Price of the Underlying Stock on the first Observation Date is greater than or equal to the Initial Stock Price, the Securities are automatically called on the first Observation Date at the applicable Call Price of $10.35 per Security payable on the corresponding Call Settlement Date, representing a 3.46% return on the Securities.

Example 2 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Stock Price of $50.00 is greater than the Initial Stock Price of $47.00 — the Securities are called.

Because the Securities were not previously called and the Final Stock Price is greater than or equal to the Initial Stock Price, the Securities are automatically called on the Final Valuation Date at the applicable Call Price of $14.15 per Security payable on the corresponding Call Settlement Date, representing a 41.50% return on the Securities.

Example 3 — The Closing Price of the Underlying Stock is not equal to or greater than the Initial Stock Price on any of the Observation Dates and the Final Stock Price of $30.00 is greater than the Trigger Price of $28.20 — the Securities are NOT called.

Because the Closing Price of the Underlying Stock on all of the Observation Dates is not equal to or greater than the Initial Stock Price, the Securities are not automatically called. Because the Final Stock Price is not less than the Trigger Price, you will be entitled to receive a Payment at Maturity equal to $10.00 per $10.00 Security.

Example 4 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Stock Price of $18.80 is less than the Trigger Price of $28.20 — the Securities are NOT called.

Because the Securities are not called and the Final Stock Price is less than the Trigger Price, your initial investment will be fully exposed to any decline in the Final Stock Price as compared to the Initial Stock Price. Accordingly, you will be entitled to receive a Payment at Maturity calculated as follows:

$10.00 + (10.00 x Underlying Stock Return) =

$10.00 + (10.00 x -60%) = $4.00

If the Securities are not automatically called and the Final Stock Price is less than the Trigger Price, the contingent protection feature is lost and your initial investment will be fully exposed to any decline in the Final Stock Level as compared to the Initial Stock Level. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment.

What Are the Tax Consequences of an Investment in the Securities?

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the Securities are uncertain, we believe the Securities should be treated as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, you should not recognize taxable income or loss prior to the maturity of your Securities, other than pursuant to a sale or exchange. Your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this free writing prospectus and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Recently enacted legislation requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns, generally for tax years beginning in 2011, unless a regulatory exemption is provided. Individuals who purchase the Securities should consult their tax advisers regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

Neither we nor UBS Financial Services Inc. provides any advice on tax matters. Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Stock. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS OF YOUR INITIAL INVESTMENT — The Securities do not guarantee any return of your initial investment. If the securities are not automatically called, the return on the Securities at maturity will depend on whether the Final Stock Price is greater than or equal to the Trigger Price. If the Securities are not automatically called on any Observation Date and the Final Stock Price is less than the Trigger Price, you will be fully exposed to any decline in the Final Stock Price as compared to the Initial Stock Price. Accordingly, you could lose your entire initial investment.

♦

APPRECIATION POTENTIAL IS LIMITED TO THE CALL RETURN — The appreciation potential of the Securities is limited to the annualized Call Return of 39.00% to 44.00% (to be set on the Trade Date), regardless of the performance of the Underlying Stock. In addition, since the Securities could be called as early as the first monthly Observation Date, the term of your investment could be cut short, and your return on the Securities would then be less than if the Securities were called at a later date. Following an early call, there is no guarantee that you would be able to reinvest the proceeds from your investment in the Securities at a comparable return for a similar level of risk. If the Securities are not called, you could lose your entire initial investment.

♦

RISKS RELATING TO THE CREDIT OF THE ISSUER — The Securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any payment upon an automatic call and any contingent protection provided at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you may not receive the contingent protection or any other amount owed to you under the terms of the Securities.

♦

REINVESTMENT RISK — If your Securities are called early, the holding period over which you would receive the annualized Call Return of 39.00% to 44.00% could be as little as one month. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Securities are called prior to the Maturity Date.

♦

TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES, OR UBS OR ITS AFFILIATES, IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying Stock and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS or its affiliates, may also engage in trading in instruments linked to the Underlying Stock on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying Stock. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the Securities.

♦

THE INITIAL STOCK PRICE WILL BE DETERMINED AT THE DISCRETION OF THE CALCULATION AGENT — The Initial Stock Price will be determined by the calculation agent on the Trade Date and may or may not be based on the Closing Level of the Underlying Stock on the Trade Date.

♦

YOUR CONTINGENT PROTECTION MAY TERMINATE ON THE FINAL VALUATION DATE — If the Securities are not automatically called and the Final Stock Price is greater than or equal to the Trigger Price, your initial investment in the Securities will be protected, subject to the credit of the Issuer. We refer to this feature as contingent protection. However, if the Final Stock Price is less than the Trigger Price, at maturity you will be fully exposed to any depreciation in the Closing Price of the Underlying Stock. Under these circumstances, your initial investment will be reduced by 1% for every 1% that the Final Stock Price is less than the Initial Stock Price.

♦

CONTINGENT PROTECTION OF YOUR INITIAL INVESTMENT APPLIES ONLY IF YOU HOLD THE SECURITIES TO MATURITY — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you sell your Securities prior to maturity in the secondary market, you may have to sell them at a discount and your initial investment will not be protected.

♦

NO COUPON PAYMENTS, DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying Stock would have.

♦

INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYING STOCK — The return on your Securities may not reflect the return you would realize if you directly invested in the Underlying Stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of the Underlying Stock would have.

♦

SINGLE STOCK RISK — The price of the Underlying Stock can rise or fall sharply due to factors specific to the Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about the Underlying Stock and its issuer, please see “The Underlying Stock” and “Anadarko Petroleum Corporation” in this free writing prospectus and the issuer’s SEC filings referred to in those sections.

♦

IF THE PRICE OF THE UNDERLYING STOCK CHANGES, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your Securities may trade quite differently from the Underlying Stock. Changes in the market price of the Underlying Stock may not result in a comparable change in the value of your Securities.

♦

THE SECURITIES HAVE CERTAIN BUILT-IN COSTS — While the Payment at Maturity or Call Price due upon an automatic call described in this free writing prospectus is based on your entire initial investment, the original Issue Price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG or its affiliates would be willing to purchase Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦

THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE SECURITIES — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the Securities in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Securities.

♦

MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — We expect that, generally, the price of the Underlying Stock, volatility of the Underlying Stock, factors specific to the issuer of the Underlying Stock, such as earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, will affect the value of the Securities more than other factors. However, the value of the Securities will be affected by a number of other factors that may either offset or magnify each other, including:

•	the time remaining to maturity of the Securities;

•	the market price and dividend rates of the Underlying Stock and the stock market generally;

•	interest and yield rates in the market generally and in the markets of the Underlying Stock;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦

POTENTIAL DEUTSCHE BANK AG IMPACT ON PRICE — Trading or transactions by Deutsche Bank AG or its affiliates in the Underlying Stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Stock, may adversely affect the market price of the Underlying Stock and therefore, the value of the Securities.

♦

POTENTIAL CONFLICT OF INTEREST — Deutsche Bank AG and its affiliates may engage in business with the issuer of the Underlying Stock, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. The calculation agent, an affiliate of Deutsche Bank AG, will determine the Final Stock Price of the Underlying Stock and Payment at Maturity or Call Price due upon an automatic call based on Closing Price of the Underlying Stock in the market. The calculation agent can postpone the determination of the Closing Price of the Underlying Stock if a market disruption event occurs on any of the Observations Dates.

In addition, although the calculation agent will make all determinations and will take all actions in relation to the establishment of the Initial Stock Price in good faith, it should be noted that such discretion could have an impact (positive or negative), on the value of your Securities. The calculation agent is under no obligation to consider your interests as a holder of the Securities in taking any actions, including the determination of the Initial Stock Price, that might affect the value of your Securities.

♦

WE AND OUR AFFILIATES, OR UBS AG AND ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE FINAL STOCK PRICE AND THE VALUE OF SECURITIES — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying Stock to which the Securities are linked.

♦

THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the relevant Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the relevant Underlying Stock. See “Description of Securities — Anti-Dilution Adjustments” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the relevant Underlying Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

♦

THERE IS NO AFFILIATION BETWEEN THE ISSUER OF THE UNDERLYING STOCK AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY SUCH ISSUER — We are not affiliated with the issuer of the Underlying Stock (the “Underlying Stock Issuer”). However, we and our affiliates may currently or from time to time in the future engage in business with the Underlying Stock Issuer. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the Underlying Stock and the Underlying Stock Issuer. You, as an investor in the Securities, should make your own investigation into the Underlying Stock and the Underlying Stock Issuer. The Underlying Stock Issuer is not involved in the Securities offered hereby in any way and has no obligation of any sort with respect to your Securities. The Underlying Stock Issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

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PAST PERFORMANCE OF THE UNDERLYING STOCK IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying Stock may bear little relation to the historical prices of the Underlying Stock, and may bear little relation to the hypothetical return examples set forth elsewhere in this free writing prospectus. We cannot predict the future performance of the Underlying Stock.

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THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Unclear — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities might be affected materially and adversely. As described above under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Prospective investors should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Underlying Stock

All disclosures contained in this free writing prospectus regarding the Underlying Stock are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any Underlying Stock contained in this free writing prospectus. You should make your own investigation into the Underlying Stock.

Included on the following pages is a brief description of the Underlying Stock Issuer. We obtained the closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical prices of the Underlying Stock as an indication of future performance. The Underlying Stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the Underlying Stock Issuer with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the Underlying Stock Issuer under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Anadarko Petroleum Corporation

According to publicly available information, Anadarko Petroleum Corporation is an independent oil and gas exploration and production company. Information filed by Anadarko Petroleum Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08968, or its CIK Code: 0000773910. Anadarko Petroleum Corporation is traded on the New York Stock Exchange under the symbol “APC.”

Historical Information

The following table sets forth the quarterly high and low closing prices for common stock of Anadarko Petroleum Corporation, based on daily closing prices on the primary exchange for Anadarko Petroleum Corporation, as reported by Bloomberg. Anadarko Petroleum Corporation’s closing price on July 16, 2010 was $47.46. The actual Initial Stock Price will be the closing price of Anadarko Petroleum Corporation’s common stock on the Trade Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2005	3/31/2005	$40.69	$30.20	$38.05
4/1/2005	6/30/2005	$42.33	$34.58	$41.08
7/1/2005	9/30/2005	$48.99	$42.33	$47.88
10/1/2005	12/31/2005	$50.38	$42.30	$47.38
1/1/2006	3/31/2006	$54.52	$47.15	$50.51
4/1/2006	6/30/2006	$56.71	$43.62	$47.69
7/1/2006	9/30/2006	$50.24	$41.66	$43.83
10/1/2006	12/31/2006	$50.03	$41.09	$43.52
1/1/2007	3/31/2007	$43.92	$38.63	$42.98
4/1/2007	6/30/2007	$55.33	$43.68	$51.99
7/1/2007	9/30/2007	$54.77	$47.14	$53.75
10/1/2007	12/31/2007	$67.05	$53.89	$65.69
1/1/2008	3/31/2008	$66.75	$54.02	$63.03
4/1/2008	6/30/2008	$79.86	$63.20	$74.84
7/1/2008	9/30/2008	$70.58	$41.96	$48.51
10/1/2008	12/31/2008	$41.54	$27.17	$38.55
1/1/2009	3/31/2009	$43.84	$31.15	$38.89
4/1/2009	6/30/2009	$51.96	$40.86	$45.39
7/1/2009	9/30/2009	$64.85	$41.66	$62.73
10/1/2009	12/31/2009	$69.36	$57.11	$62.42
1/1/2010	3/31/2010	$74.31	$62.33	$72.83
4/1/2010	6/30/2010	$74.74	$34.83	$36.09
7/1/2010	7/16/2010*	$49.08	$38.07	$47.46

*	As of the date of this free writing prospectus available information for the third calendar quarter of 2010 includes data for the period through July 16, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2010.

The graph below illustrates the performance of Anadarko Petroleum Corporation’s common stock from January 1, 2005 through July 16, 2010, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.125 per $10.00 Security. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of this free writing prospectus minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. In accordance with NASD Rule 2720, DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.